Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript TDW - Q3 2009 Tidewater Earnings Conference Call Event Date/Time: Jan. 28. 2009 / 11:00AM ET

C O R P O R A T E  P A R T I C I P A N T S

Dean Taylor

Tidewater - Chairman, President and CEO

Quinn Fanning

Tidewater - EVP and CFO

Steve Dick

Tidewater - EVP, Strategic Relationships

Jeff Platt

Tidewater - EVP, Day-to-Day Marine Operations

Joe Bennett

Tidewater - EVP and Chief Investor Relations Officer

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Jim Crandell

Barclays Capital - Analyst

Chris Gillespie

Simmons & Company - Analyst

Pierre Conner

Capital One Partners - Analyst

James Barkley

Barclays Capital - Analyst

Judd Bailey

Jefferies & Company - Analyst

Dan Boyd

Goldman Sachs - Analyst

Eric Rivner

George Rice Associates - Analyst

James Mooney

Nikkei Capital - Analyst

Arun Jayaram

Credit Suisse - Analyst

Daniel Burke

Johnson Rice - Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Bobby Jo, and I’ll be your conference Operator today. At this time I would like to welcome everyone to the fiscal 2009 third quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions)

I would now like to turn the call over to Mr. Dean Taylor, Chairman, President and CEO of Tidewater. Sir, you may begin.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you, Bobby Jo. Good morning, everyone, and welcome to Tidewater’s fiscal 2009 third quarter earnings conference call for the period ending 31 December 2008. I’m Dean Taylor, Tidewater’s Chairman, President and CEO, and I’ll be hosting the call this morning.

With me today are Quinn Fanning, our Executive Vice President and Chief Financial Officer; Joe Bennett, Executive Vice President and Chief Investor Relations Officer; Steve Dick, Executive Vice President in Charge of Strategic Relationships, Shipyard Operations, and Vessel Acquisitions and Dispositions; Jeff Platt, Executive Vice President in Charge of Day-to-Day Marine Operations; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our traditional format this morning. I’ll start with some comments about our earnings results released earlier today. I’ll briefly outline how we are seeing our business unfold in light of the dynamic conditions within the energy and credit markets. I believe it’s important for you to have some initial perspective about how Tidewater is approaching this environment, to appropriately assess our recent results and consider our prospects for the future.

Following my initial remarks, I’ll turn the call over to Quinn for a detailed review of the quarter’s results, as well as a status report on our new build and vessel replacement program. I’ll then return with a discussion about our markets and our — how our strategy will deal with them. We will then open the call for your questions.

At this time I’ll ask Quinn to read our Safe Harbor statement, and then we can get started.

Quinn Fanning - Tidewater - EVP and CFO

During today’s conference call, Dean, I and other Tidewater Management may make certain comments which are not statements of historical fact, and thus they constitute forward-looking statements. I know that you understand that there are risks, uncertainties and other factors that may cause the company actual future performance to be materially different from that stated or implied by any comments that we may make today during this conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s Form 10-K.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Quinn.

Earlier this morning we reported third quarter earnings of $2.28 per fully diluted share, some $0.62 higher than the year ago quarter and $0.43 higher than the prior September quarter. The quarter’s earnings per share exceeded the latest consensus first call consensus estimate by $0.38. The quarter was outstanding. It reflected solid operational performance, as our overall fleet utilization rate was up slightly from the September quarter. And importantly, our operating expense performance, including repair and maintenance, was below the target we suggested in our last earnings call. Our total average day rate was higher across the fleet, but the rate of increase in our core international towing supply vessel segment is slowing, as demonstrated by only a $400-a-day improvement from the September quarter rate.

In general, we’re very pleased with our results and how we are positioned. We’re equally pleased that our safety performance continues to be on target, our most important internal goal. During our last earnings conference call in late October, we spent time discussing the turmoil in the credit market, it’s impact on the global economy, and in turn on the energy market. As most of you know, the free fall of the energy and credit markets that commenced in the September quarter continued throughout the December quarter. Clearly, we are looking at a changed economic and energy outlook from almost any viewpoint.

In that October call, we also said that we had not yet seen a reversal of the positive trends and activity levels in vessel pricing, and our December quarterly results confirm that observation. But today, we must acknowledge that we are seeing some of our customers change their attitudes towards spending. As of yet, we have not noted dramatic shifts in behavior by our clients, either in regards to canceling projects or in their seeking to buy out or terminate vessel contracts, though there have been instances when we have been asked to review rates on existing contracts.

Clients are certainly taking a harder look at their — at the economics of their projects, and services and equipment costs are being critically evaluated in the context of lower commodity prices. The timing of certain customers’ future projects is also being affected, and project delays may impact our contract renewal negotiations when existing contracts come up for renewal.

While many of the recent headlines from operators have disclosed reductions in their CapEx programs in 2009, we should not dismiss some of the more positive long-term news coming from certain of Tidewater’s key customers, such as Petrobras and Pemex. In regards to currents contracts, our perspective is that we have stood behind our contractual commitments when spot rates were moving up, and we will hope that our customers will do the same when things may be moving the other way. In the long term, however, Tidewater’s shareholders will benefit when we align our interest with the interests of our customers, and close coordination and alignment with customers is our objective during all market environments, including the present one.

Not to belabor what you’ve already heard on other conference calls, with not only the United States but now Japan and most of the European economies officially mired in recessions, the critical questions for our business become how deep will these recessions be? How long will they last? And what will be their impact on energy demand? Implicit in these questions is the impact of falling oil and gas consumption will have on prices and our customers’ cash flows. You probably already know that the recent energy industry capital spending surveys for 2009 reflect a substantially altered outlook for global growth and oil use, as compared to last summer’s views. Oil price volatility we witnessed last year has reduced our clients’ confidence in projecting their cash flows this year, and that makes many of them conservative in their spending decisions. There’s little Tidewater can do to affect their spending decisions, so we must try to anticipate changes and adjust appropriately.

From Tidewater’s perspective, however, we believe our global footprint, coupled with our financial strength and our large and capable fleet, put us in good stead in this unsettled environment. We are ready and able to assist our clients as they adjust their focus geographically. More importantly, we are capable of withstanding significant market dislocations should they develop. Please recall that Tidewater’s senior operational management team has hundreds of years of combined industry experience, including numerous periods of industry downturns. We’ve been there before. We understand the challenges of managing our business in a contracting market, and we are confident we can deal with this downturn, too.

With that, let me turn the call over to Quinn to discuss the financials and our vessel fleet renewal status. I’ll then finish up with some brief additional comments. Quinn?

Quinn Fanning - Tidewater - EVP and CFO

Thank you, Dean. Good morning, everyone.

First, I’ll call your attention to our earnings press release, which we put out this morning prior to the markets opening. In case you missed it, on January 23rd Tidewater also announced the declaration of a $0.25 dividend payable March 13th to holders of record on March 3rd. Finally, before I move on to a financial recap of the December quarter, I can confirm for you we expect to file our 10-Q through the EDGAR filing service sometime around midday today.

Turning to quarterly results as of and for the period ended December 31st, I’ll provide a brief recap of the just completed quarter and of year-to-date results, and then offer a few perspectives on what is driving financial results in terms of fleet profile, geography, rates and utilization, cost trends and otherwise. Secondly, I will offer high-level guidance for the fiscal fourth quarter, which ends on March 31st. Because the operating outlook is particularly fluid at present, and because we have not yet completed our fiscal 2010 budget, we will not be offering guidance beyond the March quarter today. I’ll conclude my remarks with an assessment of Tidewater’s current financial profile, its capital commitments, available liquidity and, as appropriate, key financial targets.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $2.28 for the third quarter of fiscal 2009, which ended on December 31st, 2008, versus diluted earnings per common share of $1.85 for the previous quarter and diluted earnings per common share of $1.66 for the third fiscal quarter of 2008. That’s a quarter-over-quarter increase of 23.2%, and a year-over-year increase of 37.3%. If one were to normalize diluted earnings per common share for amounts in excess or below the average quarterly gain on asset sales that Tidewater has experienced over the last eight quarters of about $4.4 million, quarter-over-quarter and year-over-year EPS growth was about 24% and 33% respectively.

For the 9 months ended December 31st, 2008, diluted earnings per common share were $5.76 versus $4.76 for the 9 months ended December 31st, 2007. That’s a year-over-year increase of about 21%. Again, normalizing for average gains on vessel dispositions, year-over-year growth in

EPS was about 18%. The quarter just completed was characterized by continued growth in average day rates for our core group of towing supply and supply vessels, albeit at a rate of increase that was less than what we have enjoyed the last few quarters. As of today, we have seen no dramatic reversal or downward repricing of the fleet.

Utilization for the December quarter was also reasonably consistent with the September quarter, and current day rates and utilization statistics are comparable to averages for the December quarter; some up a bit, some down a bit, but again no dramatic shifts one way or another. Somewhat reiterating points made by Dean, the environment and our outlook has become more uncertain as a result of knock-on effects of the pullback in commodity prices, and a deteriorating global economy, but the top line is hanging in there to date. We also had a very strong quarter in terms of vessel operating costs and G&A, and another good quarter in terms of proceeds from and gains on vessel dispositions.

Finally, I would like to call your attention to the fact that we have again revised our estimate for Tidewater’s effective tax rate, and now are forecasting a 17.25% effective tax rate for the year. If you will recall, in the September quarter we moved that rate from 17% to 18%. There’s really no radical shift in the geographical location of assets or any change in strategy behind the most recent revision, nor quite frankly is it an issue of we just can’t make up our minds. Instead, the change reflects ordinary course equipment movements, and a refinement of our best estimate as to how the fiscal year will play out in terms of effective tax rate for financial reporting purposes.

Relative growth between the US and non-US-based fleet, the impact on pretax margins of increases or decreases in day rates and utilization and tax legislation in the United States or otherwise, can all have an impact on our tax rate, so a bit of volatility is unfortunately avoidable, and is also expected.

In terms of fleet profile, Tidewater accepted delivery of three new vessels in the quarter, and an additional three vessels that have been delivered thus far in January. The recently-delivered equipment is pretty comparable to other vessels that we have built since 2000 as part of our fleet renewal program, and is also representative of our remaining construction in progress. Specifically, we have recently taken delivery of three 230-foot to 240-foot PSVs, with cargo capacity of 2,700 to 3,100 dead weight tons, and three anchor-handling towing supply vessels, varying in size from about 7,000 brake horsepower to 10,000 BHP. Five of these six vessels were delivered against international contracts with a term of in excess of one year, and we believe the sixth vessel has good prospects as well.

Looking at some specifics in terms of financial results, vessel revenues for the December quarter increased to $349 million. This represented a bit over 1% increase relative to 2Q fiscal 2009, and a 12% over 3Q fiscal 2008. Domestic vessel revenues were off about 7% quarter-over-quarter, and essentially flat year-over-year. This trend largely reflects the somewhat offsetting effects of a reasonable day rate environment in the US Gulf of Mexico, particularly after this Fall’s storms, and the mobilization of equipment to international markets over the last year.

Domestic deepwater is down one vessel quarter-over-quarter, and two vessels year-over-year. Domestic towing supply and supply is also down one vessel quarter-over-quarter, and two vessels year-over-year. Overall, the domestic vessel count is down five vessels quarter-over-quarter, reflecting three mobilizations from the US Gulf of Mexico to international markets, and two dispositions. Deepwater equipment remains at effectively full utilization. For reference, deepwater utilization was 96.7% for the December quarter.

At $23,961 a day, average day rates in deepwater were off $1,272 quarter-over-quarter, though this primarily reflects the mobilization of two high-rate vessels out of the Gulf of Mexico late in the September quarter. Current day rates for the remaining six vessels in the US Gulf of Mexico, that’s six deepwater vessels in the US Gulf of Mexico, are reasonably consistent with the December quarter’s average. Average day rates for the domestic towing supply and supply fleet were up about $1,000 quarter-over-quarter to $13,947, in part related to increased vessel demand and better pricing following Hurricanes Ike and Gustav.

At 49%, domestic towing supply and supply utilization was essentially flat quarter-over-quarter. Note also that we had 14 stacked vessels in the domestic towing supply and supply fleet during the December quarter, which when factored out of the — when factored out of the stated utilization figures, would equate to an effective domestic towing supply and supply fleet utilization of approximately 90%. The year-over-year comparisons remained favorable as well, with deepwater showing better utilization and higher day rates for the December 2008 quarter than were experienced in the December 2007 quarter. The story is the same in deepwater when comparing the 9-month periods ending December 2008 and December 2007. For towing supply and supply, higher day rates have generally offset the impacts of lower utilization.

So to recap, domestic demand for the Company’s vessels was brisk for most of the December quarter, in part reflecting a step-up in hurricane-related work. Demand, however, waned in the final weeks of December, as a result of normal winter slowdowns and the winding down of offshore repair work. Current average day rates for the domestic fleet are in the range of $24,000 to $25,000 a day for deepwater equipment, $13,000 to $14,000 per day for towing supply and supply vessels, and in the mid to high $5,000 range for crew and utility boats. The market tone in the US has certainly shifted, and as a result we have become more cautious. Still, no clear picture of the future has emerged, and we cannot yet quantify the likely impact of — the likely impact on demand and pricing.

Turning to our international operations, at $312 million vessel, revenues were up about 2.5% quarter-over-quarter, and up about 14% year-over-year. International average vessel count was up one vessel quarter-over-quarter, primarily reflecting the effects of five dispositions and three new vessel deliveries, and finally, three previously-mentioned mobilizations from the US Gulf of Mexico. Average day rates and utilization for international deepwater at $26,590 and 85.9%, respectively, were flat quarter-over-quarter. Year-over-year, utilization is off a couple of points, and day rates are up about 6.5%. For the core international towing supply and supply fleet, utilization quarter-over-quarter was essentially flat at 76%, and the average day rate was up $370 a day to $12,745. That’s about a 3% quarter-over-quarter improvement in day rates for this, our largest class of vessels.

Like deepwater, year-over-year utilization for the international towing supply and supply fleet is off a couple of points. International towing supply and supply day rates are up about 22% year-over-year. Currents average day rates for the international fleet, that’s the international — excuse me, for the international fleet are plus $27,000 for deepwater vessels, plus or minus $13,000 for towing supply and supply equipment, and plus $5,000 for crew and utility boats.

Separate and apart from vessel operations for the December quarter, “other marine revenues,” which is primarily the outside work done at Quality Shipyards, was $13.2 million. This is up substantially from the September quarter and the December 2007 quarter. As many of you know, we used completed contract accounting at Quality, so this change primarily reflects the timing of deliveries for third-party work. More important than the revenue, cash margin on other marine revenue was up about $1 million quarter-over-quarter.

Turning to operating costs, where I think we’ve made some good progress, we reported total vessel operating costs for the quarter of about $161 million, versus vessel operating costs of about $175 million for the June quarter. On a quarter-over-quarter basis, crew costs were down $2.9 million, primarily reflecting the benefit of a strengthening dollar, and the benefit that has on foreign currency-denominated expenses. Fuel, lube oil and supply costs were down $2.3 million, reflecting fewer mobilizations in the December quarter relative to the September quarter.

Also of note, and meriting some comment, was the fact that insurance expense was down more than $4 million in the December quarter as compared to the September quarter. Embedded in this trend are both Tidewater’s solid safety record in recent quarters, and a lag effect between lower claims and a reduction in our estimates of ultimate losses. Premium costs should ultimately follow this trend as well, though many other factors impact insurance markets and, ultimately, the cost of insurance. In any event, without regard to the timing of the realization of this benefit, our strong safety performance is a point of positive differentiation for Tidewater with current and prospective employees, and current and prospective customers. This is a real source of value for Tidewater shareholders.

Finally, repairs and maintenance expense was down about $3.7 million quarter-over-quarter. This is consistent with the expectation that dry docking costs would come down in the second half of our fiscal year relative to the first half of the year. We also expect this decline in R&M costs to continue into the March quarter. Beyond the March quarter, market conditions will have an impact on the number of regulatory dry dockings that we do, but if demand is there, and shipyard economics make sense, we would expect an uptick in R&M expense in the June quarter. As I mentioned, we are still working through our fiscal 2010 budget, but our sense today is that we will not return to the high levels of R&M expense that were experienced in the first half of fiscal 2009.

Returning to a theme of our October call, we also think that we have made progress on better forecasting and managing costs. While we expect shipyard cost inflation to abate, if not reverse recent trends, in the current environment, leveraging potential purchasing economies and better managing costs will remain an organizational priority, regardless of the macroeconomic environment.

One final item that I would like to highlight in terms of the quarter’s OpEx is that the three vessels that were delivered in the December quarter had approximately $1 million of vessel-level operating expenses associated with them. As we noted in last quarter’s call, new vessels are generally moderate contributors to the bottom line in the first quarter following delivery. I call this to your attention again, because new deliveries should have a more significant impact on our financial results as we begin to step up our new vessel deliveries in coming quarters. For example in the March quarter, when we expect to take delivery of 11 vessels, OpEx associated with new deliveries is estimated at plus $3 million.

Before I turn to guidance, I will note that our days off hire and the associated lost revenue due to dry docks followed the positive trend of lower R&M costs in the quarter just completed. For the December quarter, aggregate days off hire was a bit less than 2,200 days, which is 150 to 200 fewer days off hire when compared to the first and second quarters’ totals. We estimate lost revenue due to days off hire for regulatory dry docks and other major repairs for the December quarter of $23 million versus $29 million in lost revenue in the June quarter, and about $25 million in lost revenue in the September quarter. So all in all, a pretty good quarter in terms of OpEx and lost revenue.

Like operating costs, we made some progress with respect to cash, or vessel-level, operating margins. As compared to the first half of the year, when negative variances in the operating costs line were somewhat offset by positive variances from revenue, largely as a result of positive day rate trends, in the December quarter, as I have just recapped, a number of things fell into place in terms of costs and, as a result, operating margins. In particular, for the third fiscal quarter we reported a cash operating margin of 53.8%, versus 49.1% in the second fiscal quarter and 46.2% in the first fiscal quarter. On a go-forward basis, we expect operating costs for the fourth quarter of fiscal 2009, that’s our March quarter, to be at plus or minus $165 million. In general terms, this guidance is based on a normalization of insurance and other, if you will, same-store operating costs, coupled with an upward trend in operating costs associated with new vessel deliveries. We also expect positive impacts from lower R&M costs, and the continuation of a positive trend in lost revenue due to dry dockings. In particular, consistent with our fourth quarter guidance that was provided in October, we expect vessel-level cash operating margins for the March quarter to be in a range of 51% to 53%. As I mentioned at the front end of my remarks, we are not going to provide guidance beyond the fiscal fourth quarter until we have a better sense of the operating environment.

As I’m sure the audience knows, vessel OpEx excludes G&A, depreciation expense, and gains or losses on the sale of assets. As expected, G&A was down in the December quarter relative to the September quarter, which included some non-recurring costs. Results for the December quarter also benefited from a reduction of professional fees, and an FX benefit from non-US G&A. For modeling purposes, a reasonable quarterly run rate is probably $33 million to $34 million. At $4.8 million, gains on dispositions was off a bit from the September quarter, but were very consistent with the gains that we have been recognizing in recent quarters. Our dialogue with prospective buyers of equipment remains reasonably active, so we have some basis to expect another pretty good quarter in terms of dispositions in the March quarter. More generally, like new construction and vessel acquisitions, vessel dispositions have been, and should continue to be, an important element of our fleet renewal program.

Turning to the balance sheet, Tidewater continues to maintain a very conservative financial profile, both in regards to leverage and liquidity. In the present market environment, we believe that this is real competitive advantage. Total debt was $300 million at December 31, and cash at 12/31 was a bit over $200 million. As a result, net debt was approximately $100 million, and net debt to net book capital was less than 5%. I would like to remind everyone that the only debt we have outstanding is a 2003 private placement, with an average cost of 4.35% and an average remaining term of about four years. Debt to trailing EBITDA at 12/31 was about 0.6x.

We continue to maintain a $300 million revolving credit facility, the entire amount of which was available at 12/31 for future financing needs. So based on our cash position and unused revolver capacity, total available liquidity was about $500 million at December 31, 2008. Against this liquidity, which we expect to be supplemented with substantial operating cash flow, is our backlog of new construction, which as of December 31 was spread across 56 vessels, with an aggregate cost of about $1.1 million — excuse me, $1.1 billion. $419 million of this has been funded as of 12/31. Remaining payments on committed construction are about $696 million as of 12/31, of which $134 million is expected to be made during the remainder of fiscal 2009. $273 million is expected to be made in fiscal 2010, and the balance would be made in fiscal 2011 and beyond. Over the balance of fiscal 2009, as I previously noted, we expect to take delivery of 11 vessels, including five anchor handlers, four PSVs, and two crew boats.

To summarize where we stand with the fleet renewal program, since 2000, 203 new vessels have been added to the fleet or, based on current construction contracts, will be added to the fleet. Total capital costs for this program is about $2.9 billion. Over the same period of time, Tidewater has sold or scrapped in excess of 400 vessels. Today, in excess of 60% of our cash operating margins come from the new fleet. In addition, we believe that over the next couple of years a combination of deliveries of vessels currently under construction, and normal course dispositions, will result in the average fleet age trending down from the current 19 to 20 years to plus or minus 15 years. Significant strategic activity and/or additional new build commitments, both of which are subject to the availability of financing, would likely accelerate this trend. A material change in our pace of dispositions could either accelerate or decelerate this trend.

Turning finally to our buyback program, over the last couple of years Tidewater has returned about $600 million to shareholders through dividends and share repurchases. Our current $200 million share buyback program remains in place, though the program was inactive in the December quarter. We continue to believe that Tidewater is a very attractive investment at recent stock prices. However, we are taking a reasonably cautious approach with our buyback program until we have better clarity on the operating environment and available financing. With that said, we continue to evaluate a wide range of other options, including additional new builds, one-off vessel and fleet acquisitions, and selective corporate opportunities. Capital repatriation strategies will continue to be evaluated against these opportunities.

I will close by repeating our view that Tidewater’s strong financial profile and substantial available liquidity are important competitive advantages in the current environment.

With that, I’ll turn it back to Dean Taylor.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Quinn.

As Quinn has detailed, we had a strong quarter. But while we would like bask in that performance for a while, we know analysts and shareholders are more interested in what we are going to do in the future, especially in light of the rapidly-changing energy and credit markets, than what we did in the past. To answer that question, we need to anticipate how our clients will react in this challenging environment. So far, the most public view we have comes from the oil company capital spending surveys, but we’re not sure how accurate they are since many of our clients are still preparing their budgets or are operating with only short-term budgets subject to revision, depending upon future commodity price changes.

Rapidly deteriorating global economic activity in recent weeks will probably make our clients even more hesitant about spending in the near term. Most of our work is done on term contracts of varying durations, so we don’t expect a significant falloff in work immediately. But it is possible that future contracts will be delayed, and renewals may be postponed down the road. That means we have greater confidence in our near-term performance than in our long-term visibility. I would point out nevertheless that we are more oily than gassy, more international than domestic, our footprint is wider than all of our competition, and large IOCs and NOCs represent the better part of our customer base. So though times may become challenging, we feel we are in the best position to take advantage of the opportunities afforded by those challenges.

Investors are asking whether this industry downturn will be more like that of ’97 to ’99, associated with the Asian currency crisis, or 1980 to ’82, caused by global efforts to break an accelerating inflationary spiral. We don’t know. This recession, as you all know, has one critically different condition from those earlier recessions, which is a global credit crisis. We were surprised by the speed in which this economic downturn developed, but that was probably due to the credit market problems. We’re not necessarily surprised at how fast some of our clients are reacting to the changed energy market outlook, with substantial spending cuts and corporate restructuring actions. As we sit here today, we doubt anyone has a clear vision of what 2009 will hold. One observation we can make is that the international offshore market traditionally has exhibited less volatility in response to fluctuating commodity prices than the market of North America. We believe that it will remain so in 2009, probably benefiting Tidewater, which currently has approximately 91% of its active fleet operating outside of US waters.

So what does Tidewater do in this environment? In fact, we have been readying ourselves for this time. We have kept our balance sheet strong, with a current net debt to invested capital ratio of 4%. Our cash flow remains strong, although it probably will not be as strong in fiscal 2010 as we earlier would have thought. We remain confident that even in most weak industry spending scenarios, Tidewater should continue to generate positive cash flow. That belief gives us confidence that we will be able to utilize this challenging environment to build a bigger and stronger company. In the near term, we will remain vigilant.

We’re well along in our fleet renewal program, as Quinn outlined, and will continue that effort with an eye towards finding even better deals than we have done in recent times. We continue to scrutinize the market for attractive acquisitions, but as we have stated often before they must bring us the right assets at the right price and at the right time. We will manage our expenses, and we will try to take advantage of whatever operating cost savings a weakening economy may offer, as well as take advantage of complementing what is already a world-class employee base with individuals who may be losing their employment in other companies in parts of the service sector. We will continue to work closely with our clients to help satisfy their vessel requirements around the world.

At the same time, we remain committed to generating an attractive return for our shareholders. Our recently increased dividend is a key component of that return, especially in the current period when equity prices remain under pressure. For a period of time, dividends were out of favor. We did not fully subscribe to that idea then, as we felt that a reasonable dividend is part of an investor’s expected return. It may be that dividends will be more important in investors’ future expectations.

We’re not believers in the idea that the oil and gas industry has begun a long-term decline. We know that the world consumes a lot of oil and gas every day, and we know that the challenge of finding and producing those hydrocarbons is not becoming any easier. In fact, in a low oil and gas price environment this challenge becomes that much greater. The world’s offshore basins remain one of the least explored regions, and continued to reveal significant new oil and gas fields, such as those recently discovered offshore Brazil and Israel. To find and develop these fields, our clients will need more new vessels with greater carrying capacities and work capabilities. We are committed to meeting their requirements, and we should be able to continue to grow our fleet of new vessels in order to do so.

We believe that eventually our customers’ requirements for our services will grow in the future, despite the current interruption of the industry’s growth. It is that future demand, we believe, that holds a very positive long-term outlook for our sector in general, and for Tidewater in particular.

Bobby Jo, we are now ready for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Jim Crandell of Barclays.

Jim Crandell - Barclays Capital - Analyst

Hello, Dean. Dean, my first question is if you could perhaps give some color on the acquisition market. Are there a significant number of vessels now nearing completion where owners are maybe even getting desperate?

Dean Taylor - Tidewater - Chairman, President and CEO

I don’t know about the desperate part, but Steve handles that every day, and if you don’t mind, Jim, I’ll ask Steve to respond.

Steve Dick - Tidewater - EVP, Strategic Relationships

Jim, there is — there is a little more activity than there has been, but nothing — not a great deal at the moment. There was one this morning where there was a cancellation by one of our competitors of a vessel in Norway, but I haven’t seen that much of it in vessels that are coming into the market. They are trickling into the market, and we’re being offered them, but it’s not — not at prices that I think are that attractive right now.

Jim Crandell - Barclays Capital - Analyst

How much would you say that pricing have come down from the peak, Steve, overall for new vessels?

Steve Dick - Tidewater - EVP, Strategic Relationships

At least 10%, but they were pretty high. They were really high, and some of them now even 15% off what they were just two months ago.

Jim Crandell - Barclays Capital - Analyst

Do you expect a lot better opportunities here to buy vessels than that?

Steve Dick - Tidewater - EVP, Strategic Relationships

I think there will be. I think there will be, Jim.

Dean Taylor - Tidewater - Chairman, President and CEO

I do, Jim.

Jim Crandell - Barclays Capital - Analyst

How, Dean or Steve, has the number of vessels on order changed over the past few months from the sort of 700-plus we’ve been looking at for a while now?

Steve Dick - Tidewater - EVP, Strategic Relationships

Nominally, it’s in the 690s now, Jim, but lot of — the ones that are questionable would be the ones that have deliveries of 2011, 2012, where the keels have yet to be laid. So it would depend on how long the downturn goes, the length and breadth of this downtown, as to whether those keels are laid and whether those ships are, in fact, built. It’s hard to say.

I serve on a Board where it is estimated — it was estimated by that group that 25% of all ships under order worldwide will not be built. I don’t think that number specifically applies to the offshore fleet, but to the worldwide fleet of vessels, bulkers, tankers container ships, et cetera. But I’m going to guess, and this is just a rank guess, but I’m going to guess 10% to 15% of the offshore vessels will not be built, ones that are nominally in the order queue.

Jim Crandell - Barclays Capital - Analyst

Okay. Looking forward, Dean, we still have probably close to 1,000 older boats out there. Is it too optimistic to think that accelerated retirements of older vessels and continued growth in demand for high-end vessels because of the deepwater rigs coming on can offset any softness in the overall markets?

Dean Taylor - Tidewater - Chairman, President and CEO

The old boats will eventually be shoved out, it’s a question of when and what price levels. And I think they won’t be shoved out, though, Jim, until we see — the key question is not so much the boats but the rigs, and I think the canary in the coal mine is the jack-up fleet. So as the jack-up — as the new jack-ups are delivered, and looking at where the old jack-ups come out of the market or not, whether they’re stacked, I think will probably give you a pretty good indication of what is going to happen to sort of the mid-water and shallow-water boat fleets. So that’s still a work in progress, as you well know, and I think we’ve got our share of the more traditional vessels in the worldwide fleet. So to the extent that a lot of the older jack-ups don’t work, we will lose some work with our mature fleet, but on the other hand we have some pretty decent contract coverage, and as I said earlier in my remarks, we have the best worldwide footprint. So we view this as a really — as a great time of opportunity, and how it’s all going to play out is anybody’s guess, but I tell you what, we’re ready for it.

Jim Crandell - Barclays Capital - Analyst

So if one is looking for $40 to $50 per barrel crude over the next 12 to 18 months, Dean, is it certainly possible to see a scenario where your older boats could weaken in price but due to the number of new rigs coming on, that the high end of the market could hold up well?

Dean Taylor - Tidewater - Chairman, President and CEO

Again, it depends on how many rigs are working. What typically — what happened back in the ’80s, and you’re not old enough to remember what happened in the ’80s.

Jim Crandell - Barclays Capital - Analyst

Right.

Dean Taylor - Tidewater - Chairman, President and CEO

But what happened in the ’80s is that new boats ended up working at old boat rates. That will be more difficult this time, I think, because the investments are significantly greater, but that’s the worst-case scenario where you have new boats working at old boat rates. But I tell you one thing we’ve seen that has been kind of interesting, we’ve seen some people that were sort of re-energizing their fleets, some customers were re-energizing their fleets with new equipment, and have slowed that process down. They have - they prefer to keep the older equipment at the expense of renting the newer equipment at higher rates. So an interesting phenomenon.

And everything will depend on how soft the market gets. If the market gets really soft, then you’ll see people come in with new boats saying. “Well, I’ll work for that old boat’s rate.” If the market is only mildly soft, I think we’ll see probably a scenario where there will be a distinct bifurcation of the market, where the new boats will work at higher rates, the older boats will be shoved out, and they will be working at lower rates. But what percentages of each and how soon that may occur, it’s awfully hard to say, Jim. I’d like to play like I knew the answer, but I’m not going to try.

Jim Crandell - Barclays Capital - Analyst

Okay. That’s it for me, Dean, and great job on the cost side in the quarter.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you. Best wishes to you.

Operator

Next question comes from the line of Chris Gillespie of Simmons & Company

Dean Taylor - Tidewater - Chairman, President and CEO

Hi, Chris.

Chris Gillespie - Simmons & Company - Analyst

Thanks, good morning. A quick question regarding looking at contract coverage versus spot for the next 12 months, what percentage of your fleet is covered for that timeframe?

Dean Taylor - Tidewater - Chairman, President and CEO

Chris, Jeff Platt, who runs our day-to-day operations, he will respond to that.

Jeff Platt - Tidewater - EVP, Day-to-Day Marine Operations

The contract coverage, looking out for the next year we’re about 50% of the total fleet working, as contract cover.

Chris Gillespie - Simmons & Company - Analyst

Okay. And in terms of the new builds, I think as of the last call, you were at 52% including the boats that have been recently delivered year-to-date. Is there any update to that number as well?

Jeff Platt - Tidewater - EVP, Day-to-Day Marine Operations

On the contract cover, it’s higher than the average for the entire fleet. It’s about 67% looking forward on the contract cover for the new vessels.

Chris Gillespie - Simmons & Company - Analyst

Okay. And looking kind of geographically, if you were to say — what do you think will be the most well-behaved markets and, you know, what are the two most vulnerable markets that you are in, excluding the North Sea?

Dean Taylor - Tidewater - Chairman, President and CEO

We’re not in the North Sea.

Chris Gillespie - Simmons & Company - Analyst

Right, right.

Dean Taylor - Tidewater - Chairman, President and CEO

Well, the — what typically tends to happen is Gulf of Mexico reacts first because it’s more of a spot market than a term market. And if you look internationally, typically it’s the Middle East, and then probably southeast Asia, and then south America and West Africa in turn. South America tends to have longer contracts because of the heavy weighting of Brazil. I actually that Mexico is going to — activity in Mexico will probably increase. And Brazilian activity is a giant question mark, with pronouncements going back and forth by the week, but I think that longer term, I think Brazil is still going to be a very good market.

Chris Gillespie - Simmons & Company - Analyst

So you haven’t heard anything in the last couple of months in terms of incremental color regarding Brazil, and where they will be in the near future, near to intermediate future?

Dean Taylor - Tidewater - Chairman, President and CEO

Well, remember, Petrobras is ultimately a government company. They have got to follow the dictates of their government. At the same time, a very professional company, full of really qualified people with lots of experience in the industry. They understand that without investments, they can’t continue to do what they need to do, and that’s to provide the energy needs of that country, which is really a country trying to move from the second world to the first, and so they know that they’ve got to continue to invest. So there is going to be some tension between Petrobras and their own government, and their own owners, in terms of how much they’ll be able to invest. I think that tension is playing itself out. How it will play out finally is probably going to be — my guess is, better than most people think in terms of industry activity. But they are a government company. Ultimately, the government will decide, but I think that Petrobras will probably be more active than most people think.

Chris Gillespie - Simmons & Company - Analyst

Okay. Thank you very much.

Operator

Your next question comes from the line of Pierre Conner of Capital One.

Dean Taylor - Tidewater - Chairman, President and CEO

Hello, Pierre.

Pierre Conner - Capital One Partners - Analyst

Dean, going back to some of the international regions and the potential weakness issues, if you would expand a little bit on that age-old question of North Sea, where we could see weakness from the oil price and that spread. Do you see that, its first impact in West Africa? What kind of protection do you have in terms of contract cover in West Africa, or vessel types? What is your thought on that spreading?

Dean Taylor - Tidewater - Chairman, President and CEO

Typically they go from the North Sea to Brazil and to Africa afterwards. So if there’s pressure, it may be in Brazil, but you know, Brazil — operating in Brazil is not as easy as most people think. Lots of challenges in operating in Brazil, as there are in operating in West Africa. So I think, and I’m just guessing, there’s some of our competition obviously listening in on this call, but my guess is that the North Sea operators would prefer to operate in the North Sea, and as long as it makes economic sense for them to do so, they will operate in the North Sea. Then if things get really soft, they’ll start looking elsewhere, and they will migrate probably first to Brazil and second to West Africa.

Pierre Conner - Capital One Partners - Analyst

Okay. Then you mentioned Pemex’s potential growth area, and we have seen them tender for jack-ups, and there’s word that they may be requesting additional here in the first quarter. But the type of vessel, I would assume that would be towing supply and supply “older vessels”? For Pemex demand?

Dean Taylor - Tidewater - Chairman, President and CEO

We don’t have any old vessels, Pierre. We have traditional vessels.

Pierre Conner - Capital One Partners - Analyst

Traditional, thank you.

Dean Taylor - Tidewater - Chairman, President and CEO

But it depends. When the market is in Pemex’s, they put very strict guidelines in their tender documents, so they — we’ve seen them with guidelines as nothing older than five years, and we’ve seen some nothing older than ten years, some nothing older than 15 years. But as the market shifts in their favor, they become more exigent in their vessel requirements, and they become less exigent as the market shifts out of their favor. So it will depend, but my guess is they will probably be looking for newer vessels rather than traditional vessels, if they feel like the market will support it.

Pierre Conner - Capital One Partners - Analyst

Okay, helpful. Two more quick ones. First in the Gulf of Mexico, a recent impact benefit from storm repair, but then going into the typical winter slowdown, expectation we’ve come to a conclusion on any of that repair or if there’s any left that, because of commodities, it will be deferred anyway? Are we done with the repair work in the Gulf?

Dean Taylor - Tidewater - Chairman, President and CEO

I don’t think so. It’s a question mark, Pierre. Clearly, there are some operators that are having to evaluate in the present price environment whether it makes sense to go back and rework platforms and installations that, at present economics, don’t work for them. So what I imagine they are doing is just like what we do, except in a different part of the sector, but they try to evaluate whether it makes sense to go in and put money into an older asset, and whether they will get the kind of return that meets their target hurdles out of that existing asset. So the present pricing environment makes that more challenging for them, but I think it depends on the operator, it depends upon their needs for cash, and it depends upon their view of future pricing as to whether they will make those investments or not.

Pierre Conner - Capital One Partners - Analyst

Okay. And then my last question for Quinn, you didn’t mention foreign currency exchange impacts on the revenue line. Is it meaningful on your international vessels, and have you done the math on the kind of average rate impact it had?

Quinn Fanning - Tidewater - EVP and CFO

We have some currency splits in our contracts, but the vast majority of our revenues are dollar-denominated.

Pierre Conner - Capital One Partners - Analyst

Okay. So no material impacts?

Quinn Fanning - Tidewater - EVP and CFO

I wouldn’t think so.

Pierre Conner - Capital One Partners - Analyst

Okay, that’s fine. All right. Thanks, gentlemen.

Quinn Fanning - Tidewater - EVP and CFO

I guess the other thing, Pierre, importantly is we try to the best of our ability match the local currency-denominated revenues with our local currency-denominated costs, so we to the the best of our ability try and maintain a natural hedge, and really what we are speaking to in terms of op cost benefit is, effectively, what is not naturally hedged.

Pierre Conner - Capital One Partners - Analyst

Right, and I understand the margin protection was there because of that, so what I was getting at was, you know, top line impact and/or any potential — I know you were commenting effectively you did well on the cost side, but was there any benefit due to FX exchange on the cost side also? And I think your answer is no, those are real.

Quinn Fanning - Tidewater - EVP and CFO

Not that jumps out at us.

Pierre Conner - Capital One Partners - Analyst

Got it. All right. Thanks, gentlemen.

Operator

Your next question comes from the line of James [Barkley] of Barclays Capital.

James Barkley - Barclays Capital - Analyst

Hi. Good morning. Just one on the capital expenditure, I see it’s just a high figure, and I trust it’s part of the fleet renewal, but I was just wondering if you could confirm that? And perhaps maybe just a rough breakdown on what percent of that figure is the fleet renewal, and what makes up the rest of it?

Quinn Fanning - Tidewater - EVP and CFO

Our CapEx is — the high 90s percent is associated with new construction. We do have some capitalized expenses when we invest in some of the older boats, where that results in life extension or performance improvement. But the vast majority and 100% of the numbers I was referring to relates to the fleet renewal program. That is not significantly different than it has been over the last couple of quarters. We’ve had in the high 50s in terms of vessels under construction for a while, and something over $1 billion in total capital costs associated with that program for a while as well. As I mentioned, about $420 million of that $1.1 billion that I referenced has already been spent, and a little less than $700 million that remains to be spent on the fleet renewal program, assuming we make no additional commitments.

James Barkley - Barclays Capital - Analyst

Perfect.

Quinn Fanning - Tidewater - EVP and CFO

Was that responsive to your question?

James Barkley - Barclays Capital - Analyst

Yes, exactly. Just wanted to confirm. That’s great.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you, James.

Operator

Your next question comes from the line of Judd Bailey of Jefferies & Company.

Judd Bailey - Jefferies & Company - Analyst

Good morning, Dean. In your prepared comments, you mentioned that some of your customers may delay some of their projects, which could delay or impact some of your term contract renewals down the road. If that does in fact happen, and some of these markets don’t have a real viable spot market, do you look to move those vessels to another market nearby or do they go idle? Could you talk about that a little bit?

Dean Taylor - Tidewater - Chairman, President and CEO

Sure, I’ll be glad to. Typically, we’ll move a vessel if we have a job that justifies the cost of the move and gives us a return on our investment. Otherwise, we stack the vessel. So it would just depend upon what opportunities present themselves, what we see as market conditions developing in the particular area where a vessel may become idle. Our first response is to stack the vessel, limit the cost, start looking for work elsewhere, and then if we get work elsewhere, determine whether the cost of the move justifies the expense — I mean, justifies the investment.

Judd Bailey - Jefferies & Company - Analyst

Okay. And a follow-up. If you look at various markets, there are several Jones Act vessels that left the Gulf for term contracts. As those are — I mean, your fleet as well as several in the industry, as those roll off, do we have a risk that some of those vessels mobilize back into the Gulf and make the market a little bit softer than we would have anticipated?

Dean Taylor - Tidewater - Chairman, President and CEO

Sure, I mean there’s always a risk, but I think the likelihood that it’s our vessels moving back into the Gulf making it softer is low. Some of the other vessels, it depends on the term of the job to which they went. But typically, unless the Gulf market strengthens, I wouldn’t expect many vessels to be moving back into the Gulf.

Judd Bailey - Jefferies & Company - Analyst

Okay, great. My last question, maybe a question for Steve, nine months ago, one of the big, big strengths in new building was getting engines and gears and shafts and so forth. Are you seeing prices on those components come down, and the market loosening up a bit, or is it staying kind of the same from a pricing perspective?

Steve Dick - Tidewater - EVP, Strategic Relationships

We haven’t seen very much on pricing, but availability is certainly a lot better than it was nine months ago and — which is, you know, even today, some of the shipyards, if you are getting quotes from them, they are kind of — they are quoting deliveries that are — that are somewhat shorter than they would have been if you ordered the shipping a year or so ago. But there is equipment that is coming on the market now.

Judd Bailey - Jefferies & Company - Analyst

Okay. And what about the quotes for new builds overall for you all? Are those overall costs coming down for new builds?

Steve Dick - Tidewater - EVP, Strategic Relationships

They are coming down somewhat, but not as much as I think they need to come down, and will come down. And I think they are waiting to see what happens with the market, but they have got so much equipment to deliver now that they are still quoting some deliveries fairly far off.

Judd Bailey - Jefferies & Company - Analyst

All right. Thank you, and congratulations on the good quarter.

Operator

Your next question comes from the line of Dan Boyd of Goldman Sachs.

Dean Taylor - Tidewater - Chairman, President and CEO

Hi, Dan.

Dan Boyd - Goldman Sachs - Analyst

You mentioned on — in answer to an earlier question that the asking price for some of the new builds have come down 10%, 15%. How does that compare to the cost of the new builds that your ordered this summer?

Dean Taylor - Tidewater - Chairman, President and CEO

Still higher.

Dan Boyd - Goldman Sachs - Analyst

Okay. So it’s still cheaper to build than buy, which is why you wouldn’t expect M&A to happen?

Dean Taylor - Tidewater - Chairman, President and CEO

Well, not in every case. We — you know, we were criticized that we went very slow in what we were doing, but we were very meticulous and judicious in what we bought, so that we didn’t pay the exorbitant prices that some of the other companies paid for equivalent equipment. Steve did a wonderful job of scouring sort of the world shipyards and making deals with yards before they became popular, such that we were sort of first in line at particular yards with new classes of vessels, and we got terrific pricing. So when I make that comparison that prices are not down to the pricing that Steve got when he made orders, it’s because he was very disciplined in what he did initially.

I would say that the pricing may not be down to what some other people paid on the — while prices were on their way up, but I expect that prices will be coming down pretty smartly pretty quickly. And I think that some of the shipyards, particularly as cancellations take effect, some of the shipyards are going to become a little bit more desperate than what we’ve seen to date. But just a guess, how soon that will happen and how it’s all going to play out is still unclear, but that’s my guess.

Dan Boyd - Goldman Sachs - Analyst

Yes. And just to clarify, it sounds like you haven’t seen any softness in spot market rates in the international fleet, is that correct?

Jeff Platt - Tidewater - EVP, Day-to-Day Marine Operations

This is Jeff Platt. Overall, the spot market internationally is a lot less. I mean, more of our vessels working international are on term. I guess as you go out with the shorter-term outfit to Southeast Asia, again we’re not seeing the rate of increase on the day rates, but really we don’t have much that is on what we would call a spot working international.

Dan Boyd - Goldman Sachs - Analyst

You mentioned also in your prepared comments that some customers are coming in asking to review rates, but you haven’t seen anything material yet. Can you just give us some more color on those conversations, what types of customers, what types of projects are they related to, in terms of shallow water, deepwater regions, and also the length of the contracts that they’re discussing?

Dean Taylor - Tidewater - Chairman, President and CEO

A lot of those conversations are still in process. I would just as soon lay off of that if I could.

Dan Boyd - Goldman Sachs - Analyst

Okay, fair enough.

Dean Taylor - Tidewater - Chairman, President and CEO

Going back to the last question, let me just point out something. At the end of the quarter, our worldwide rates across our fleet for every class of vessel, our average rate was $12,427. As of right now, as we speak, our average rate for all — across the fleet, [211] vessels roughly, is $12,564. So rates have actually gone up from the end of December to now. How long that hold up is unclear. But I would point out that it does speak to what Jeff said about sort of the term nature of the international markets. Since most of our vessels are term, and most of our international, that rates — the spot market has not weakened in any measurable fashion yet.

Now we’re not in markets where there is a strong spot market. We’re not in the North Sea, which is almost wholly a spot market, we’re only 10%, so to speak, of our fleet in the Gulf of Mexico, which is mostly a spot market. Everywhere else is mostly a term market.

Dan Boyd - Goldman Sachs - Analyst

Does that also give us some insight into, you know, how the contracts are tiered, in that you’re actually rolling to some higher-priced contracts that were signed maybe a year ago or early in the cycle, and because of that nature you are likely to see some day rate increases, even once the market starts to weaken a little bit, unless you start to renegotiate contracts?

Dean Taylor - Tidewater - Chairman, President and CEO

Not necessarily, because it wouldn’t change quarter-to-quarter based on something that you’ve done two quarters out. If it changes quarter-to-quarter mostly as a result of the stuff that has come up in the quarter that you are renewing. I think that is right. Any thoughts, Jeff?

Jeff Platt - Tidewater - EVP, Day-to-Day Marine Operations

The other thing we’re seeing, of course, is as contracts are coming up for renewal, the operators are delaying the decisions, where before in very much of a up market, in a limited capacity, where vessels are very tight, they will try to lock it up in a much longer timeframe for the projects. Now of course the project itself are — they are trying to delay project and push that out. Even their knowledge of when they will absolutely start doing the program, that getting a lot more cloudy. But we are seeing projects or contracts come up for renewal, and operator waiting very much until the end until they absolutely make a commitment on the equipment.

Joe Bennett - Tidewater - EVP and Chief Investor Relations Officer

I would just add that I think what you’ve said is accurate. In any normal period of change, whether it’s a growing market or a descending market, our average day rates that are quoted, and because of our contract coverage, tends to move slowly. And on the way up, people kind of question why aren’t your day rates moving quicker? We hear leading-edge day rates are really moving quickly. And it’s, well, you have to let the contracts roll over before you have a chance at increasing, and the same thing when day rates are being reduced. So it would not be unusual to have what I’d call a lag, if we start seeing those day rates go down, and that you wouldn’t see it in the quoted numbers for a little period of time.

Dan Boyd - Goldman Sachs - Analyst

Okay. That’s all very helpful. Really appreciate the insight.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks. Best wishes to you.

Operator

Your next question comes from the line of Eric [Rivner] of [George Rice Associates].

Eric Rivner - George Rice Associates - Analyst

Hi, guys. Just another question on contracts. What is the length — average length of a contract?

Dean Taylor - Tidewater - Chairman, President and CEO

It used to be 12 to 15 months internationally, probably now 15 to 18 months.

Eric Rivner - George Rice Associates - Analyst

And is there any way you can give us a sense of what percentage of your contracts come up quarter by quarter?

Dean Taylor - Tidewater - Chairman, President and CEO

Well, if you — some of the smart guys with numbers could do the math. But I think — it seems to me — I remember Keith Lousteau used to comment about 20% came up every quarter, and unless somebody tells me otherwise, that’s my answer.

Jeff Platt - Tidewater - EVP, Day-to-Day Marine Operations

That sounds about right. We usually quote about 15% to 20%. There is no standard amount that rolls over each and every quarter, but I would say on average about 15% or so of the fleet rolls over each quarter.

Steve Dick - Tidewater - EVP, Strategic Relationships

Maybe a slightly different cut, Jeff had mentioned what percentage of our available hours were contracted for over the next year, and if you look at it on a 6-month basis versus a 12-month basis, the available hours are contracted 63% or thereabouts on a 6-month basis, and as Jeff mentioned, that moves to about 50% on a 12-month basis.

Jeff Platt - Tidewater - EVP, Day-to-Day Marine Operations

The entire fleet is actually 66% on a 6-month.

Steve Dick - Tidewater - EVP, Strategic Relationships

I’m sorry, 66% moving down to 50%. That gives you some sense as to how the contract burn works.

Eric Rivner - George Rice Associates - Analyst

So the contracts that are coming up this quarter were negotiated 15, 18 months ago?

Dean Taylor - Tidewater - Chairman, President and CEO

Kind of on average. The fact is you could have a 3-year rollover, you could have a 6-month rollover. You have to talk in averages when you start talking about contracts rolling over.

Steve Dick - Tidewater - EVP, Strategic Relationships

And some of our new deliveries are against multi-year contracts.

Eric Rivner - George Rice Associates - Analyst

Okay. Great. Thank you.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks.

Operator

Your next question comes from the line of James Mooney of Nikkei Capital

James Mooney - Nikkei Capital - Analyst

Great quarter, guys. Two quick questions on the cost front. The $4 million reduction insurance, was that accrual catch up, or $4 million going forward that we should take out of the cost line?

Quinn Fanning - Tidewater - EVP and CFO

No, no, no. I was trying to give color on this in my comments, which is we have been seeing an improvement in loss costs, if you will, over a period of time. Our own actuarial estimates and the reviews that are done by outsiders usually creates a lag dynamic such that on a quarter-by-quarter basis, we will review the total accruals, and on historically a semi-annual basis, we will look to outside actuaries to support our analysis.

What you saw this quarter is essentially a consensus between Tidewater and our outside advisors that loss costs had come down substantially, and that we could essentially reverse the accruals that we were doing. So you wouldn’t want to take the $4 million out of — or $4 million or $5 million out of the numbers on a permanent basis. I also think it would be unfair to say that it was one-time item. You know, if you were to look at the $5 million over a four-quarter basis and average the benefit over that period of time, that would have been a fair characterization of our loss costs or ultimately our insurance costs.

James Mooney - Nikkei Capital - Analyst

Okay. Got you. Thank you.

Quinn Fanning - Tidewater - EVP and CFO

It’s neither one-time nor a permanent stepdown in operating costs.

James Mooney - Nikkei Capital - Analyst

On your crew costs, can you tell us what percentage is denominated in foreign currencies?

Quinn Fanning - Tidewater - EVP and CFO

I wouldn’t have that at the tips of my fingers. That [$3] million benefit that I indicated terms of the quarter-over-quarter change in crew costs was largely as a result of foreign exchange benefit, because our employee count and number of hours worked was reasonably consistent on a quarter-over-quarter basis.

James Mooney - Nikkei Capital - Analyst

Some of the currencies moved more than 20%, so what I’m trying to figure out is that if there’s a lag. Like if the currency stays flat the next quarter from the average this quarter, would we see any more benefit from currencies or have we seen — have we captured off on the crew costs side?

Dean Taylor - Tidewater - Chairman, President and CEO

Let me try to help you from sort of a numbers viewpoint, a personnel numbers viewpoint. Typically, the officers — two to three of the four officers are paid in dollars. Then everyone else is paid in local currency.

James Mooney - Nikkei Capital - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President and CEO

So — and then typically, and this is — we’ve not broken this down this far, but typically the officer cost is roughly equivalent to what the rest of the crew costs.

James Mooney - Nikkei Capital - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President and CEO

So if that helps you —

James Mooney - Nikkei Capital - Analyst

That’s very helpful.

Dean Taylor - Tidewater - Chairman, President and CEO

— in how the currency translation will play out, that’s probably as good as we can do, at least on this call.

James Mooney - Nikkei Capital - Analyst

Okay. Thank you very much.

Operator

Your next question comes from the line of Arun Jayaram of Credit Suisse.

Arun Jayaram - Credit Suisse - Analyst

Dean, a real quick one. I wanted to get a little — perhaps a split in West Africa which has historically been a pretty important market for you, what’s your split is deepwater versus shallow water? As you may have noted a couple, you know, jack-up utilizations in West Africa eased a little bit, and a couple of rigs have actually moved out of the market. So just getting a sense of your split in West Africa?

Dean Taylor - Tidewater - Chairman, President and CEO

It’s mostly shallow water, and to a lesser extent deepwater, but the deepwater component is growing more than the shallow water component is growing. In terms of a split, this is a seat of the pants guess, but I’m going to say 85/15, something like that.

Arun Jayaram - Credit Suisse - Analyst

Okay. Can you give us a sense of how big of a market West Africa is relative to international, and what you’re seeing in terms of the boat utilization and pricing in West Africa?

Dean Taylor - Tidewater - Chairman, President and CEO

Boat utilization is good, and pricing is pretty good. It’s going to follow — what it’s going to follow will be the jack-up pricing. When you start to see a lot of equipment become (inaudible), the jack-ups become idle in West Africa. If that occurs, then I think you will start to see some softening in the — what we would call the traditional towing supply and supply vessel rates. Now in our international fleet of 363 vessels, 225 of them are towing supply or supply vessels. And I don’t want to break down, for competitive reasons, how many are exactly in West Africa as opposed to everywhere else, but the better part of our fleet in West Africa is not deepwater. Thanks a lot, appreciate it. Your next question comes from the line of Daniel Burke with Johnson Rice.

Daniel Burke - Johnson Rice - Analyst

Hey, guys. I’ll ask one quick one and take the rest of them offline. But just curious if you could comment, it looks like you got about 15 vessels delivering between now and the middle of the calendar year. How many of those are spoken for, or do you have slots for all of them? I was a little surprised to hear — excuse me, one of the six was, it seems like, still looking around for prospects?

Quinn Fanning - Tidewater - EVP and CFO

I don’t know if I can give you six months’ worth of data from the tips of my fingers, but the 11 that I mentioned will be delivered in the coming quarter, we looked at it this morning, and I think eight of those are against contract. So three are still being marketed.

Daniel Burke - Johnson Rice - Analyst

Great, I’ll take the rest offline. I appreciate it.

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you.

Operator

At this time, there are no further questions.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, everyone, for your participation in our call. Thanks for your interest in our Company, and God bless you all. Thanks a lot.

Operator

This does conclude today’s conference call. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.